Exhibit 4.1
Appendix B
TRIUMPH GROUP, INC.
2013 EQUITY AND CASH INCENTIVE PLAN
1.Purpose of the Plan.
The purpose of the Plan is to encourage ownership in the Company by officers and other key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.
2.Definitions.
As used herein, the following definitions shall apply:
(a)“Affiliate” means any entity that is, directly or indirectly, controlled by, under common control with or controlling the Company or any entity in which the Company has a significant ownership interest as determined by the Committee.

(b)“Award” means a Cash Award, Stock Award, RSU or Option granted in accordance with the terms of the Plan.

(c)“Awardee” means an Employee of the Company or any Affiliate who has been granted an Award under the Plan.

(d)“Award Agreement” means a Stock Award Agreement, an RSU Award Agreement, an Option Agreement or a Cash Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Committee, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(e)“Board” means the Board of Directors of the Company.

(f)“Cash Award” means an Award made under Section 11 of this Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

(g)“Change in Control” means any of the following:

1.Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with (iii)(A), (iii)(B) and (iii)(C) of this definition;

2.Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

3.Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

4.Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

The Committee, in its discretion, may determine that if any of the foregoing events occurs, it will not be considered a Change in Control for purposes of outstanding Awards under this Plan.
(h)“Code” means the Internal Revenue Code of 1986, as amended.

(i)“Committee” means the Compensation and Management Development Committee of the Board.

(j)“Common Stock” means the common stock of the Company.

(k)“Company” means Triumph Group, Inc., a Delaware corporation, or its successor.

(l)“Disability” means that the Awardee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 8 of this Plan, the term Disability shall have the meaning ascribed to it under section 22(e)(3) of the Code. Whether an individual has a Disability shall be determined by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 8, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which an Awardee participates.

(m)“Employee” means a regular, active employee of the Company or any Affiliate.

(n)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(o)“Fair Market Value” means, with respect to a Share, unless the Committee determines otherwise, the closing price of a Share in New York Stock Exchange Composite Transaction on the relevant date, or if no sale shall have made on such exchange on that date, the closing price of a Share in New York Stock Exchange Composite Transaction on the last preceding day on which there was a sale.

(p)“Grant Date” means the date as of which an Award is granted.

(q)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of section 422 of the Code and the regulations promulgated thereunder.

(r)“Nonstatutory Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

(s)“Option” means a right granted under Section 8 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

(t)“Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.
(u)“Performance Goals” means the following objective financial or operating goals established by the Committee in accordance with section 162(m) of the Code, for a Performance Period with respect to any Award under the Plan, used individually or in ratios or other combinations: (i) specific targeted amounts of, or changes in, return on net assets (“RONA”); (ii) earnings per share on a basic or fully diluted basis; (iii) operating income; (iv) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (v) working capital; (vi) sales growth; (vii) internal rate of return on capital expenditures; or (viii) attainment of certain levels of TSR of the Company either alone or relative to TSR of a selected group of companies. Performance Goal(s) may be applied on an absolute Company, division, subsidiary or Affiliate basis or relative to performance of peer group companies or other external measure of the selected Performance Goal. A Performance Goal may include or exclude items that measure specific objectives, such as the cumulative effect of changes in generally accepted accounting principles, losses resulting from discontinued operations, securities gains and losses, restructuring, merger-related and other nonrecurring costs, amortization of goodwill and other intangible assets, extraordinary gains or losses and any unusual, nonrecurring gain or loss that is separately quantified in the Company’s financial statements. Performance Goals expressed on a per-share basis shall, in case of a recapitalization, stock dividend, stock split or reverse stock split affecting the number of outstanding shares of the Company, be mathematically adjusted by the Committee so that the change in outstanding shares of the Company does not cause a substantive change in the applicable Performance Goal. The Committee may adjust Performance Goals for any other objective events or occurrences which occur during an Award Period, including, but not limited to, changes in applicable tax laws or accounting principles.

(v)“Performance Period” means the period established by the Committee for an Award for which Performance Goals are established.

(w)“Plan” means this Triumph Group, Inc. 2013 Equity and Cash Incentive Plan, as set forth herein and as amended from time to time.

(x)“Repriced” means (i) any transaction performed with the intent or effect of (A) reducing the exercise price of any outstanding Option, (B) cancelling or exchanging outstanding Options in exchange for cash, other Awards or replacement Options, including through a tender offer process, with exercise prices that are less than the exercise price of the cancelled or exchanged Options, or (C) any similar share exchange transaction involving outstanding Awards; or (ii) any transaction defined as repricing under the New York Stock Exchange rules for listed companies.

(y)“Retirement” means retirement from active employment with the Company or a Subsidiary pursuant to its relevant policy on retirement as determined by the Committee.

(z)“RSU” means a restricted stock unit as set forth in Section 10 of this Plan.

(aa)“RSU Award” means an Award of RSUs in accordance with Section 10 of this Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “RSU Award Agreement”).

(ab)“Share” means a share of Common Stock, as adjusted, if applicable, in accordance with Section 15 of the Plan.

(ac)“Stock Award” means an award or issuance of Shares made under Section 9 of the Plan.

(ad)“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(ae)“Termination of Employment” means, with respect to any Employee, the Employee’s ceasing to be an Employee; provided, however, that for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

(af)“TSR” means Total Shareholder Return, the increase in value of a company over a period of time, plus dividends paid by such company during such period.

3.Shares Subject to the Plan.

a.Aggregate Limits. Subject to Section 15(a), the aggregate number of Shares subject to Awards granted under the Plan is 5,000,000 Shares; provided, however, that the aggregate number of Shares issued under the Plan as Stock Awards or RSUs shall not exceed 3,500,000 Shares. Any Shares subject to Awards that are cancelled, expire or are forfeited without the issuance of any Shares shall be available for re-grant under the Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (i) Shares tendered in payment of the Option exercise price, or (ii) Shares delivered to or withheld by the Company to satisfy any tax withholding obligation. Shares issued in payment of any Award may either be authorized and unissued Shares or treasury Shares.

b.Code Sections 162(m), 422 and 409A. Subject to Section 15(a), the aggregate number of Shares subject to stock-based Awards granted under the Plan during any calendar year to any one Awardee shall not exceed 150,000, except that in connection with his or her initial service, an Awardee may be granted Awards covering up to an additional 100,000 Shares. Subject to Section 15(a), the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 5,000,000 Shares. The maximum aggregate Cash Award to any one Awardee for any designated Performance Period is $5,000,000. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 15(a) only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under section 162(m) of the Code, the ability to grant or constitute a “modification” in the case of Incentive Stock Options as defined in section 424 of the Code, or in the case of Nonstatutory Stock Options, constitute a “modification” within the meaning of section 409A of the Code.

4.Administration of the Plan.

a.Procedure.

i.Administrator. The Plan shall be administered by the Committee.

ii.Section 162. To the extent that the Committee determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of section 162(m) of the Code, Awards to “covered employees” within the meaning of section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of section 162(m) of the Code. Without limiting the foregoing, Awards made under the Plan to “covered employees” as a result of a determination of the Committee that such Awards are earned under the Company’s 2010 Executive Incentive Plan, or any similar future incentive compensation plan, shall be issued in compliance with section 162(m) of the Code.

iii.Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by applicable law (including applicable stock exchange rules), the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in the Plan. Such delegation may be revoked at any time.

b.Powers of the Committee. Subject to the other provisions of the Plan, the Committee shall have the authority, in its discretion:
i.to select the Employees to whom Awards are to be granted hereunder;

ii.to determine the number of Shares to be covered by each Award granted hereunder;

iii.to determine the type of Award to be granted to the selected Employees;

iv.to approve forms of Award Agreements for use under the Plan;

v.to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;
vi.to correct administrative errors;

vii.to construe and interpret the terms of the Plan and Awards granted under to the Plan;

viii.to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures;

ix.to prescribe, amend and rescind rules and regulations relating to the Plan;

x.to modify or amend each Award, including, but not limited to, the acceleration of vesting or exercisability; provided, however, that any such amendment is subject to Section 16 and may not impair any outstanding Award unless agreed to in writing by the Participant;

xi.to allow Participants to satisfy withholding tax amounts by electing (in such form and under such conditions as the Committee may provide) to have the Company withhold from the Shares to be issued upon exercise of a Nonstatutory Stock Option or vesting or lapse of forfeiture of a Stock Award or RSU Award, that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld;
xii.to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

xiii.to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation: (A) restrictions under an insider trading policy; and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xiv.to determine the duration and purpose of leaves of absences which may be granted to an Awardee without constituting termination of their employment or service for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company's employment policies, subject to the requirements of section 409A of the Code; and

xv.to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

c.Effect of Committee’s Decision. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.Eligibility.

Awards may be granted only to Employees.

6.Term of Plan.

The Plan shall become effective upon its approval by stockholders of the Company at the 2013 Annual Meeting of stockholders. It shall continue in effect for a term of ten (10) years from the effective date of the Plan, unless an amendment to extend the term is approved by stockholders of the Company under Section 16.
7.Term of Awards.

The term of each Award shall be determined by the Committee and stated in the Award Agreement. In the case of an Option, the term shall be no longer than ten (10) years from the Grant Date.
8.Options.

a.General. Each Option shall be evidenced by an Option Agreement, the terms and conditions of which are consistent with the following:

i.Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

ii.No Option Repricings. Other than in connection with a change in the Company’s capitalization (as described in Section 15(a)), the exercise price of an Option may not be Repriced without stockholder approval.

iii.Vesting Period, Performance Goals and Exercise Dates. Options granted under the Plan shall vest and be exercisable at such time, subject to achievement of designated Performance Goals or in such installments during the period prior to the expiration of the Option’s term as determined by the Committee.

iv.Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

1.cash;

2.check or wire transfer (denominated in U.S. Dollars);

3.subject to any conditions or limitations established by the Committee, Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised or applicable withholding taxes at the minimum applicable rate arising as a result of such exercise;
4.consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee;
5.such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable law; or

6.any combination of the foregoing methods of payment.

b.Option Limitations/Terms.

i.Eligibility for Incentive Stock Options. Only employees (as determined in accordance with section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

ii.$100,000 Limitation for Incentive Stock Options. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 8(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

c.Effect of Termination of Employment on Options.

i.General. Unless otherwise provided in the Option Agreement, upon an Awardee’s Termination of Employment other than as a result of circumstances described in Section 13, any outstanding vested Option granted to such Awardee, to the extent not theretofore exercised, shall terminate 90 days after the date of the Awardee’s Termination of Employment. Any unvested Options terminate upon an Awardee’s Termination of Employment unless otherwise determined by the Committee.

ii.Specific Termination Events. The impact of specific termination events set forth in Section 13 shall apply to Options unless varied in an Option Agreement.

d.Exercise of an Option.

i.Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Option Agreement.

ii.An Option shall be deemed exercised when the Company receives (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option; (ii) full payment for the Shares with respect to which the related Option is exercised; and (iii) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

iii.Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Committee or pursuant to the Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareowner shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.
iv.An Option may not be exercised for a fraction of a Share.

9.Stock Awards.

Each Stock Award shall be evidenced by a Stock Award Agreement, the terms and conditions of which are consistent with the following:
a.Restrictions and Performance Goals. Stock Awards shall be earned, and forfeiture restrictions shall lapse, at such time, in such installments, or subject to such Performance Goal(s) as established under Section 12(a) and with such Performance Period as determined by the Committee.

b.Forfeiture. Unless otherwise provided in the Stock Award Agreement, upon the Awardee’s Termination of Employment (other than as provided below in Section 13), the Shares subject to a Stock Award that have not been earned pursuant to the Stock Award Agreement shall be forfeited.

c.Rights as a Stockholder. The Awardee shall be a stockholder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) upon the grant of the Stock Award; provided, however, such rights are forfeited if the Shares subject to the Stock Award are forfeited, and no certificate representing ownership of the Shares shall be issued to the Awardee until such lapse of forfeiture occurs.
10.RSU Awards.
The terms and conditions of a grant of a RSU Award shall be reflected in a RSU Award Agreement. RSUs shall be earned, and forfeiture restrictions shall lapse, at such time, in such installments, or subject to such Performance Goal(s) and with such Performance Period as determined by the Committee. No Shares shall be issued at the time a RSU Award is granted, and the Company will not be required to set aside a fund for the payment of any such RSU Award. A Participant shall have no voting or dividend rights with respect to any RSUs granted hereunder until the Shares underlying the RSU Award are earned and issued.
a.Restrictions. A RSU Award shall be subject to (i) forfeiture until the expiration of the restricted period established by the Committee, or satisfaction of any applicable Performance Goals as established under Section 12(a) during a designated Performance Period, to the extent provided in the applicable RSU Award Agreement, and to the extent such RSUs are forfeited, all rights of the Awardee to such RSUs shall terminate without further obligation on the part of the Company, and (ii) such other terms and conditions as may be set forth in the applicable RSU Award Agreement.

b.Settlement of Restricted Stock Units. Upon the expiration of the restricted period with respect to any outstanding RSUs, and satisfaction of the applicable Performance Goals for the Performance Period, the Company shall deliver to the Awardee, or his or her beneficiary, without charge, one Share for each such outstanding RSU for which forfeiture restrictions have lapsed; provided, however, that, if explicitly provided in the applicable RSU Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Shares in lieu of delivering only Shares for such RSUs. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the restricted period lapsed with respect to such RSUs, or the date on which the Committee determines that the applicable Performance Goals have been met.

11.Cash Awards

a.General. For each Cash Award, the Committee shall determine (i) the Cash Award opportunity, established as a percentage of base salary, (ii) the Performance Goals applicable to each Cash Award, established in accordance with Section 12(a), (iii) the Performance Period, and (iv) such forfeiture provisions, additional vesting requirements or other terms of the Cash Award as are consistent with this Plan. In no event may an Awardee earn a Cash Award that is more than 200% of his or her Cash Award opportunity at target.

b.Determination and Payment of an Earned Cash Award.

i.As soon as practicable following the end of the Performance Period, the Committee shall determine the extent to which a Cash Award is earned, and how it is to be paid. Payment can occur in cash, with or without further forfeiture or other restrictions on the timing of payment, Shares, or by issuance of Stock Awards or RSUs under this Plan.

ii.Upon approval and certification by the Committee of the earned Cash Awards following the end of the Performance Period, payment of the individual Cash Awards will be made, less the withholding of appropriate taxes, between April 1 and June 15 immediately following end of the Performance Period. In the event that an Awardee dies prior to receiving payment of a Cash Award which has been earned, the Company shall pay such Cash Award to the beneficiary designated in writing by the Awardee to the Committee, or in the absence of a designated beneficiary, to the Awardee’s estate. In the event that an Awardee becomes Disabled, or terminates employment due to Retirement after the Performance Period but before the payment date, the Awardee will receive payment of the Cash Award as he or she would have received or been subject to if he or she had remained employed with the Company through the payment date.

c.Change in Control. In the event of a Change in Control during the Performance Period, the amount payable in respect of a Cash Award shall be equal to the Awardee’s highest earned Cash Award under the Plan, the 2010 Executive Incentive Plan, annual bonus plan, or any comparable bonus under any predecessor or successor plan, during the last three full fiscal years prior to the Change in Control. In the sole discretion of the Committee, all or a portion of the Cash Award that becomes payable pursuant to this Section 11(c) may be paid in Shares which shall be issued under this Plan. If any portion of such Cash Award is paid in Shares, the number of Shares to be delivered shall be determined by dividing the portion of the Cash Award payable in Shares by the Fair Market Value of a Share on the date of the Change in Control. If the Change in Control occurs after the end of the Performance Period, the Committee will determine and direct the payment of the Cash Award in accordance with Section 11(b).

12.Performance-Based Awards

The following provisions apply to all Awards to which Performance Goals are applied:
(a)Performance Goals. No later than ninety (90) days after the beginning of a Performance Period the Committee will establish, in writing, the Performance Goals and the Performance Period. In establishing the Performance Goals, the Committee shall take the necessary steps to ensure compliance, as applicable, with section 162(m) of the Code. Such Performance Goals may vary by Awardee and by Award. The Committee, in its discretion (and within the time prescribed by section 162(m) of the Code), may adjust or modify the calculation of Performance Goals to prevent dilution or enlargement of the rights of Awardees: (i) in the event of, in recognition of, or in anticipation of, any unanticipated, unusual nonrecurring or extraordinary corporate item, transaction, event, or development; or (ii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(b)Covered Employees. Unless otherwise determined by the Committee, if any provision of the Plan or any Award granted to an individual who is a “covered employee” as such term is defined under section 162(m) of the Code and guidance thereunder would not comply with section 162(m) of the Code, such provision or Award shall be construed or deemed amended to conform to section 162(m) of the Code.

(c)Certification of Performance-Based Awards. For each Award intended as “performance-based compensation” under section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Goals, and any other material terms and conditions of the Award, have been satisfied for the applicable Performance

Period. In making this determination, the Committee will be entitled to rely upon an appropriate officer’s certificate from the Company’s Chief Financial Officer.

13.Impact of Termination of Employment Events

The following Termination of Employment events shall have the following consequences for outstanding Share-based Awards.
(a)Disability or Retirement of an Awardee.

i.Options. Unless otherwise provided in the Award Agreement, and subject to Section 13(f), upon an Awardee’s Termination of Employment as a result of the Awardee’s Disability or Retirement all outstanding exercisable Options granted to such Awardee shall remain exercisable until the expiration of the stated term of the Option.
ii.Stock Awards and RSU Awards. Unless otherwise provided in the Stock Award Agreement, if an Awardee’s Termination of Employment is due to the Awardee’s Total and Permanent Disability or Retirement, all outstanding Stock Awards and RSU Awards granted to such Awardee shall continue to vest until the end of the restricted period or Performance Period, as applicable.

(b)Death of Awardee.

i.Options. Unless otherwise provided in the Option Agreement, upon an Awardee’s Termination of Employment as a result of the Awardee’s death, all outstanding exercisable Options granted to such Awardee shall remain exercisable until the expiration of the stated term of the Option. If an Option is held by the Awardee when he or she dies, the Option may be exercised by the beneficiary designated by the Awardee, the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to exercise the Option under the Awardee’s will or the laws of descent or distribution.

ii.Stock Awards and RSU Awards. Unless varied in the Award Agreement, any outstanding Stock Awards and RSU Awards shall be forfeited upon the death of the Awardee.

(c)Voluntary Severance Incentive Program. Upon an Awardee’s Termination of Employment as a result of participation in a voluntary severance incentive program of the Company or a Subsidiary approved by the Board or a Committee of the Board, unless provided otherwise pursuant to the terms of such voluntary severance incentive program:
i.all outstanding Options granted to the Awardee shall immediately become fully vested and shall remain exercisable until the expiration of the stated term of the Option; and

ii.all outstanding Stock Awards and RSU Awards granted to such Awardee shall immediately vest and all forfeiture provisions shall lapse.

(d)Divestiture. If an Awardee will cease to be an Employee because of a divestiture by the Company (the determination of whether a divestiture will occur shall be made by the Committee in its sole discretion), prior to such Termination of Employment, the Committee may, in its sole discretion:

i.fully vest some or all of the outstanding Options granted to the Awardee, and such Options shall remain exercisable until the expiration of the stated term of the Option; and

ii.accelerate the vesting of all or a portion of any outstanding Stock Award or RSU Award granted to such Awardee and provide that all forfeiture provisions with respect to such Stock Awards or RSU Awards shall lapse.
(e)Work Force Restructuring or Similar Program. If an Awardee will cease to be an Employee because of a work force restructuring or similar program (the determination of whether a work force restructuring will occur shall be made by the Committee in its sole discretion), prior to such Termination of Employment, the Committee may, in its sole discretion

i.vest some or all of the outstanding Options granted to the Awardee, and such Options shall remain exercisable until the expiration of the stated term of the Option; and

ii.accelerate the vesting of all or a portion of any outstanding Stock Award or RSU Award granted to such Awardee and provide that all forfeiture provisions with respect to such Stock Awards or RSU Awards shall lapse.
(f)Post-Termination of Employment Restrictions. The following provisions will apply to the extended excercisability, vesting, or continuation of any Award following a Termination of Employment:

i.The Awardee shall not render services for any organization or engage directly or indirectly in any business which, in the opinion of the Committee, competes with, or is in conflict with the interest of, the Company. The Awardee shall be free, however, to purchase as an investment or otherwise stock or other securities of such organizations as long as they are listed upon a recognized securities exchange or traded over-the-counter, or as long as such investment does not represent a substantial investment in the opinion of the Committee or a significant (greater than 3%) interest in the particular organization. For the purposes of this subsection, a company (other than an Affiliate) which is engaged in the business of producing, leasing or selling products or providing services of the type now or at any time hereafter made or provided by the Company or any of its Affiliates shall be deemed to compete with the Company;

ii.The Awardee shall not, without prior written authorization from the Company, use in other than the business of the Company or any of its Affiliates, any confidential information or material relating to the business of the Company or its Affiliates, either during or after employment with the Company or any of its Affiliates;
iii.The Awardee shall disclose promptly and assign to the Company or one of its Affiliates, as appropriate, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Awardee during employment by the Company or any of its Affiliates, relating in any manner to the actual or anticipated business, research or development work of the Company or any of its Affiliates and shall do anything reasonably necessary to enable the Company or one of its Affiliates, as appropriate, to secure a patent where appropriate in the United States and in foreign countries; and

iv.An Awardee retiring due to age shall render, as a consultant and not as an Employee, such advisory or consultative services to the Company as shall be reasonably requested in writing from time to time by the Committee, consistent with the state of the retired Awardee’s health and any employment or other activities in which such Awardee may be engaged. For purposes of the Plan, the Awardee shall not be required to devote a major portion of time to such services and shall be entitled to reimbursement for any reasonable out-of-pocket expenses incurred in connection with the performance of such services.

(g)Performance-Based Awards. Notwithstanding any provision of this Section 13, any more specific provisions of this Plan related to the impact of Termination of Employment on performance-based Awards shall control.

(h)Options. If the Participant does not exercise an Option within the additional time specified in accordance with this Section 13, the Option (to the extent not exercised) shall automatically terminate at the end of the extended exercise period.

14.Withholding.

The Company shall have the right to make all payments and distributions pursuant to the Plan to a Participant, net of any applicable Federal, state and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Cash Award payments, or other amounts otherwise payable to such Awardee such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.

15.Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale; Change in Control.

(a)Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award and (iii) the Share limitations set forth in Section 3, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. Any adjustments made under this Section 15(a) shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as “performance-based compensation” under section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of section 162(m) of the Code.

(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Committee may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)Change in Control. In the event there is a Change in Control of the Company, as determined by the Committee, the Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Options and terminate any restrictions on Stock Awards or RSU Awards; and (iii) provide for the cancellation of Awards in exchange for a cash payment to the Participant. Notwithstanding the foregoing, the more specific provisions affecting Cash Awards set forth in Section 11 shall control with respect to Cash Awards.

16.Amendment and Termination of the Plan.

(a)Amendment and Termination. The Committee may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by applicable law (including applicable stock exchange requirements). In addition, without limiting the foregoing, unless approved by the stockholders of the Company, no such amendment shall be made that would:
i.materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 15;

ii.reduce the minimum exercise price for Options granted under the Plan;

iii.Reprice any outstanding Awards, other than in connection with a change in the Company’s capitalization (as described in Section 15(a)); or

iv.change the class of persons eligible to receive Awards under the Plan.

(b)Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Participant under an outstanding Award, unless agreed to in a writing signed by the Participant and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or the Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.Non-Transferability of Awards.

Unless provided otherwise in an Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution.
18.Designation of Beneficiary.

(a)An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under applicable law.

(b)Such designation of beneficiary may be changed by the Awardee at any time by written notice in a form approved by the Committee. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one of the dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.
19.No Right to Awards or to Employment.
No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.
20.Clawback.

The Company shall have the right to recoup or “claw back” any payment made with respect to an Award under the Plan to the extent necessary to comply with applicable Federal securities laws.
21.No Section 83(b) Election.

No Awardee may make an election under section 83(b) of the Code with respect to any Stock Award or RSU Award granted hereunder.
22.Legal Compliance.

Shares shall not be issued pursuant to the exercise of an Award unless the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Without limiting the foregoing, the Plan is intended to comply with section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Committee shall make a good faith effort to interpret and administer the Plan in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable law require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under section 409A of the Code, (a) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Awardee’s Termination of Employment shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier), and (b) amounts payable upon the termination of an Awardee’s Termination of Employment shall only be payable if such termination constitutes a "separation from service" within the meaning of section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
23.Inability to Obtain Authority.

To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
24.Reservation of Shares.
The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
25.Notice.

Any written notice to the Company required by any provisions of the Plan shall be addressed to the Secretary of the Company and shall be effective when received.
26.Governing Law; Interpretation of Plan and Awards.

(a)This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

(b)In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the provisions of the Plan or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)All questions arising under the Plan or under any Award shall be decided by the Committee in its total and absolute discretion.

27.Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a)The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)Tax Consequences. Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.